Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2011, relating to the financial statements of National Methanol Company (Ibn Sina) (which expresses an unqualified opinion and includes an explanatory paragraph relating to differences between accounting principles generally accepted in Saudi Arabia and accounting principles generally accepted in the United States of America), as of December 31, 2010 and for the years ended December 31, 2010 and 2009, appearing in the Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE BAKR ABULKHAIR & CO.

Al Khobar
Saudi Arabia
April 25, 2012